FY21 Q4 GENESCO March 11, 2021 Summary Results 1 Exhibit 99.2

Safe Harbor Statement This presentation contains forward looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.   2

Non-GAAP We report consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results our presentation includes certain non-GAAP financial measures such as earnings and earnings per share and operating income. This supplemental information should not be considered in isolation as a substitute for related GAAP measures. We believe that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results. Reconciliations of the non-GAAP supplemental information to the comparable GAAP measures can be found in the Appendix. Financial Measures 3

Corporate Highlights FY21 4   Starting with the significant and unfamiliar task of efficiently closing and swiftly reopening our entire fleet of nearly 1,500 retail locations – some of them multiple times Capitalizing on the accelerated shift to online spending, achieving record digital revenue of nearly $450 million, an increase of almost 75% year-over-year, while also fueling record profitability for this channel Driving record conversion rates in stores, helping to partially offset the impact from lower traffic levels and store closures Increasing market share in Journeys and Schuh, which represent the large majority of our revenue, with their ability to retain sales in the face of the pandemic’s disruption Conserving capital and reducing operating expenses by 15% compared with fiscal 20 Generating cash flow of over $130 million and ensuring healthy liquidity Delivering sequential improvement every quarter

Q4 FY21 Key Earnings Highlights $637 MILLION IN SALES +55% E-COMMERCE COMP $2.76 NON-GAAP EPS $106 MILLION IN CASH GENERATED FROM OPERATING ACTIVITIES 5

Key Earnings Highlights Q4 FY21 For Position Only 6

FY21 Key Earnings Highlights 7

Total and Comparable Sales Q4 FY21 8

Q4 FY21 Sales by Segment 65% 3% 15% 17% 73% Journeys Group Schuh Johnston & Murphy Group Licensed Brands 9

FY21 Sales by Segment 65% 3% 15% 17% Journeys Group Schuh Johnston & Murphy Group Licensed Brands 10

Adjusted Operating Income/Loss by Segment (1) Q4 FY21 For Position Only 11

Adjusted Operating Income (Loss) by Segment (1) FY21 Fr Position Only 12

Q4 FY21 Inventory/Sales Change by Segment 13

Retail Stores Summary Q4 FY21 14

Q4 FY21 Retail Square Footage 15

FY22 Projected Retail Store Count 16

FY22 Projected Depreciation & Amortization = $48 Million FY22 Projected Retail Spending Projected FY22 CapEx $35-$40 Million(1) Excludes projected spend for the new Corporate Headquarters building, which is still in the planning stage. The projected capex for the new HQ in FY22 is approximately $16 million net of tenant allowance. 17

Appendix 18

Non-GAAP Reconciliation Q4 FY21 19

Non-GAAP Reconciliation FY21 20

FY21 Q4 GENESCO March 11, 2021 Summary Results 21